PROSPECTUS SUPPLEMENT
(To prospectus dated October 10, 2001)

$150,000,000

Brunswick Corporation

5% Notes due 2011

          We will pay interest on the notes on June 1 and December 1 of each year, beginning December 1, 2004. The notes will mature on June 1, 2011. We may redeem some or all of the notes at any time at a redemption price described in this prospectus supplement.

          The notes will be unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness. The notes will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

	Per Note	Total

Public offering price(1)	99.433%	$149,149,500
Underwriting discount	.625%	$937,500
Proceeds, before expenses, to Brunswick Corporation	98.808%	$148,212,000

(1)	Plus accrued interest from May 26, 2004, if settlement occurs after that date

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The notes will not be listed on any securities exchange. The notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about May 26, 2004.

Joint Book-Running Managers

Merrill Lynch & Co.	JPMorgan

Citigroup

Goldman, Sachs & Co.

Banc of America Securities LLC

The date of this prospectus supplement is May 21, 2004.

Prospectus Supplement

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

          Unless otherwise indicated, as used in this prospectus supplement, the terms “Brunswick,” “we,” “us” and “our” refer to Brunswick Corporation.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          Certain statements in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference therein are forward looking as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include words such as “expect,” “anticipate,” “believe,” “may,” “should,” “could,” “estimate” and similar terms. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this prospectus supplement. These risks include, but are not limited to:

•	the effect of a weak economy and stock market on consumer confidence and thus the demand for marine, fitness, billiards and bowling equipment and products;

•	competitive pricing pressures;

•	the ability to maintain effective distribution;

•	the success of global sourcing and supply chain initiatives;

•	the ability to successfully integrate acquisitions;

•	the success of new product introductions;

•	the impact of weather conditions on demand for marine products and retail bowling center revenues;

•	the financial strength of our customers, including dealers, retailers, distributors and independent boat builders;

•	shifts in currency exchange rates;

•	adverse foreign economic conditions;

•	our ability to develop product technologies that comply with regulatory requirements;

•	the impact of interest rates and fuel prices on demand for marine products;

•	the impact of financial markets on pension expense and funding levels;

•	the ability to maintain market share in high-margin products;

•	the ability to maintain product quality and service standards expected by our customers;

•	the success of new or expanded production facilities;

•	the success of marketing and cost management programs;

•	the ability to successfully manage pipeline inventories;

•	the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated;

•	the ability to maintain good relationships with our labor unions;

•	competition from new technologies;

•	imports from Asia and increased competition from Asian competitors; and

•	increases in tariffs on our bowling equipment sales into Europe.

          You should also refer to the disclosure under “Item 1 — Business” and “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” in our Annual Report on Form 10-K for the year ended December 31, 2003 for further information on risks and uncertainties affecting us.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, such as us, that file electronically with the SEC. In addition, you may inspect our SEC filings at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

          The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information that we file with the SEC, which means that we can disclose important information by referring to those documents. Any information referenced in this way is considered to be part of this prospectus supplement and the accompanying prospectus, and all documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus supplement and prior to the termination of the offering of the notes are incorporated by reference into and are deemed to be a part of this prospectus supplement from the date of filing of those documents.

          The following documents, which we have filed with the SEC, are incorporated by reference into this prospectus supplement:

•	our Annual Report on Form 10-K for the year ended December 31, 2003;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2004; and

•	our Current Report on Form 8-K dated March 8, 2004.

          You may obtain a copy of these filings, at no cost, by writing to or telephoning us at the following address:

Brunswick Corporation
1 N. Field Ct.
Lake Forest, Illinois 60045-4811
(847) 735-4700
Attention: General Counsel

          Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

BRUNSWICK CORPORATION

          We are a manufacturer and marketer of leading consumer brands, including: Mercury and Mariner outboard engines; Mercury MerCruiser sterndrive and inboard engines; Teignbridge propellers; Sea Ray, Bayliner, Maxum, Meridian, and Sealine pleasure boats; Hatteras luxury sportfishing convertibles and motoryachts; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Crestliner, Lowe, Lund and Princecraft aluminum fishing, deck and pontoon boats; Attwood marine parts and accessories; Seachoice marine parts and accessories; MotorGuide trolling motors; Mercury Precision Parts; Quicksilver and Swivl-Eze marine-related components and accessories; Integrated Dealer Systems dealer management systems; MotoTron engine control systems; Navman global positioning systems-based products and marine electronics; Northstar marine navigation systems; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick bowling products, including capital equipment, parts, supplies and consumer products; Brunswick billiards tables and accessories; and Valley-Dynamo billiards, Air Hockey and foosball tables. We also own and operate: Brunswick bowling centers across the United States and internationally; Land ‘N’ Sea, a distributor of marine parts and accessories; and Omni Fitness, a chain of specialty fitness equipment retail stores.

USE OF PROCEEDS

          We estimate that our net proceeds from this offering, after deducting underwriting discounts but before deducting expenses and fees, will be approximately $148.2 million. We expect to use the net proceeds from this offering for general corporate purposes, including acquisitions and the possible retirement of a portion of our outstanding 6.75% notes due 2006.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Three Months
	Ended
	March 31,				Year Ended December 31,

	2004		2003		2003		2002		2001		2000		1999

Ratio of earnings to fixed charges	6.2	x	1.4	x	4.6	x	3.8	x	3.0	x	5.0	x	4.0	x

          For purposes of computing the ratio of earnings to fixed charges, “earnings” have been calculated by adding:

•	earnings from continuing operations before income taxes; and

•	fixed charges (excluding capitalized interest);

and then subtracting:

•	the undistributed earnings of affiliates.

Fixed charges consist of:

•	interest expense;

•	estimated interest portion of rental expense; and

•	capitalized interest.

DESCRIPTION OF THE NOTES

          We will issue the notes under the indenture, dated as of March 15, 1987, between Brunswick Corporation, as issuer, and BNY Midwest Trust Company, as successor trustee. The notes will constitute senior debt securities under the indenture. As used in this description of the notes, the words “we,” “us,” “our” and “Brunswick” refer only to the issuer and do not include any current or future subsidiaries of the issuer. This description of the notes supplements, and to the extent inconsistent therewith replaces, the section entitled “Description of Debt Securities” included in the accompanying prospectus. Capitalized terms used in this description have the meanings specified in the indenture and are generally summarized under “Description of Debt Securities — Definitions of Certain Terms” in the accompanying prospectus. The description of the notes in this prospectus supplement and the accompanying prospectus is not complete and is subject to, and qualified by reference to, all of the provisions of the indenture and the notes, which we urge you to read because they define your rights as a note holder. A copy of the indenture, including a form of the notes, is available without charge upon request to us at the address provided under “Documents Incorporated by Reference” in the accompanying prospectus.

General

          The notes will mature on June 1, 2011. Each note will bear interest at the rate stated on the cover page of this prospectus supplement from May 26, 2004, or from the most recent interest payment date to which interest has been paid.

          Interest on the notes will be payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2004, to registered holders of record at the close of business on May 15 or November 15 next preceding such June 1 or December 1. The notes will not have the benefit of, or be subject to, any sinking fund.

          The trustee will initially act as our paying agent for the notes. The notes will be payable at the principal corporate trust office of the trustee, or an office or agency maintained by us for such purpose, in the City of Chicago, State of Illinois and the Borough of Manhattan, The City and State of New York.

          We will issue the notes as a new series of debt securities under the indenture initially in an aggregate principal amount of $150,000,000. We may, without the consent of the existing holders of the notes, issue additional debt securities under the indenture that will be part of the same series of which the notes are a part. The notes and any such additional debt securities subsequently issued under the indenture as part of the same series would be treated as a single series for all purposes under the indenture, including, without limitation, modification of the indenture.

          We do not intend to apply for listing of the notes on a national securities exchange.

Ranking

          The notes will be unsecured and will rank on a parity with our other unsecured and unsubordinated indebtedness. The notes will be subordinated to any future secured indebtedness to the extent of the assets securing such indebtedness. The notes will be effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, of our subsidiaries which are distinct legal entities having no obligation to pay any amounts pursuant to the notes or to make funds available therefor.

          As of March 31, 2004, after giving effect to the offering of the notes (assuming that none of the proceeds from the offering are used to repay our outstanding 6.75% notes due 2006), we would have had $773 million of unsubordinated indebtedness outstanding, none of which was secured indebtedness. As of March 31, 2004, our subsidiaries had an additional $11 million of indebtedness outstanding, none of which was secured indebtedness. See “Description of Debt Securities — Restriction on Secured Debt” in the accompanying prospectus.

Redemption at Our Option

          We may, at our option, redeem the notes in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, or

•	as determined by the Independent Investment Banker, the sum of the present values of the remaining principal amount and scheduled payments of interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 20 basis points plus accrued interest to the redemption date.

          The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

          “Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

          “Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

          “Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

          “Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

          “Reference Treasury Dealer” means (a) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. and their respective successors, unless either of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer selected by us.

          “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that redemption date.

          We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. The notice of redemption to each holder will specify, among other items, the redemption price and the principal amount of the notes held by the holder to be redeemed. Notices of redemption may not be conditional. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

          If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

•	if the notes are listed on any national securities exchange, in compliance with the requirements of such national securities exchange; or

•	if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

          If any note is to be redeemed in part only, the notice of redemption that relates to that note must state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon cancellation of the original note. No notes of $1,000 or less will be redeemed in part.

Same-Day Settlement and Payment

          Settlement for the notes will be made by the underwriters in immediately available funds. All payments of principal and interest in respect of the notes will be made by us in immediately available funds.

          The notes are expected to trade in The Depository Trust Company’s Same-Day Funds Settlement System until maturity and secondary market trading activity in the notes will settle in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-Entry System

          The following are summaries of certain rules and operating procedures of DTC that affect the payment of principal and interest and the transfers of interests in the global notes. Upon issuance, the notes will be issued only in the form of one or more definitive global securities that will be deposited with, or on behalf of, DTC and registered in the name of Cede & Co., as nominee of DTC. Unless and until it is exchanged in whole or in part for notes in definitive form under the limited circumstances described below, a global note may not be transferred except as a whole (1) by DTC to a nominee, (2) by a nominee of DTC to DTC or another nominee of DTC or (3) by DTC or any such nominee to a successor of DTC or a nominee of such successor.

          Ownership of beneficial interests in a global note will be limited to persons that have accounts with DTC for such global note, which are referred to as participants, or persons that may hold interests through participants. Upon the issuance of a global note, DTC will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the notes represented by such global note beneficially owned by such participants. Ownership of beneficial interests in the global notes will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by DTC, with respect to interests of participants. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may limit or impair the ability to own, transfer or pledge beneficial interests in the global notes.

          So long as DTC or its nominee is the registered owner of a global note, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global note for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have notes represented by such global note registered in their names, will not receive or be entitled to receive physical delivery of such notes in certificated form and will not be considered the registered owners or holders thereof under the indenture. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of DTC and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture. We understand that under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a global note desires to give or take any action that a holder is entitled to give or take under the indenture, DTC would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or to take such action or would otherwise act upon the instructions of beneficial owners holding through them.

          Principal and interest payments on interests represented by a global note will be made to DTC or its nominee, as the case may be, as the registered owner of such global note. None of Brunswick, the trustee or any other agent of ours or agent of the trustee will have any responsibility or liability for any facet of the records relating to or payments made on account of beneficial ownership of interests. We expect that DTC, upon receipt of any payment of principal or interest in respect of a global note, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in such global note as shown on the records of DTC. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing customer instructions and customary practice, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participants.

          Notes represented by a global security will be exchangeable for certificated securities with the same terms only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under the Exchange Act and a successor depositary is not appointed by us within 90 days;

•	we decide to discontinue use of the system of book-entry transfer through DTC (or any successor depositary); or

•	a default under the indenture occurs and is continuing.

          DTC advises that it is a limited purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which, and/or their representatives, own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers and dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Additional Terms

          For additional important information about the notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	a description of covenants in the indenture limiting secured debt; sale and leaseback transactions; and mergers, consolidations and sales, transfers or leases of assets;

•	a description of events of default under the indenture; and

•	additional information on the indenture and the terms of the notes.

Governing Law

          The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of Illinois.

Concerning the Trustee

          We have a $350 million long-term revolving credit agreement with a group of banks, including The Bank of New York, an affiliate of BNY Midwest Trust Company. In addition, we have other customary banking and trust relationships with BNY Midwest Trust Company and its affiliates.

UNDERWRITING

          We intend to offer the notes through the underwriters. Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc., Citigroup Global Markets Inc., Goldman, Sachs & Co. and Banc of America Securities LLC are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters, and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Principal
Underwriter	Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$75,000,000
J.P. Morgan Securities Inc.	37,500,000
Citigroup Global Markets Inc.	15,000,000
Goldman, Sachs & Co.	15,000,000
Banc of America Securities LLC	7,500,000

Total	$150,000,000

          The underwriters have agreed to purchase all of the notes sold pursuant to the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the agreement may be terminated.

          We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

          The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

          J.P. Morgan Securities Inc. will make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between J.P. Morgan Securities Inc. and its customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from J.P. Morgan Securities Inc. based on transactions J.P. Morgan Securities Inc. conducts through the system. J.P. Morgan Securities Inc. will make the securities available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

Commissions and Discounts

          The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of ..375% of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of ..1875% of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

          The expenses of the offering, not including the underwriting discount, are estimated to be $200,000 and are payable by us.

New Issue of Notes

          The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by Merrill Lynch and J.P. Morgan Securities Inc. that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

          In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

          Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

          The underwriters and certain of their affiliates have performed investment banking, advisory and general financing services, including commercial banking services, for us from time to time for which they have received customary fees and expenses. The underwriters and certain of their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

LEGAL MATTERS

          Certain legal matters relating to the notes will be passed upon for us by Marschall I. Smith, our General Counsel, and by Sidley Austin Brown & Wood LLP, Chicago, Illinois, and for the underwriters by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois.

INDEPENDENT AUDITORS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the years ended December 31, 2003 and 2002, as set forth in their report, which is incorporated by reference in this prospectus supplement and elsewhere in the registration statement to which this prospectus supplement relates. Our financial statements (and schedules) are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

          The consolidated financial statements and schedule for the year ended December 31, 2001 and as of December 31, 2001 incorporated by reference in this prospectus supplement and in the registration statement to which this prospectus supplement relates have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

          After reasonable efforts, we have been unable to obtain Arthur Andersen LLP’s written consent to the incorporation by reference of such financial statements in the registration statement to which this prospectus supplement relates. Accordingly, we have omitted such consents in reliance upon Rule 437a of the Securities Act.

          Because Arthur Andersen LLP has not consented to the incorporation by reference of our financial statements in this prospectus supplement and the registration statement to which this prospectus supplement relates, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in such financial statements or any omissions to state a material fact required to be stated therein.

PROSPECTUS

$600,000,000

Brunswick Corporation

Debt Securities

Common Stock
Preferred Stock
Depository Shares
Stock Purchase Contracts
Stock Purchase Units
Warrants
Hybrid Securities Combining Elements of the Foregoing

          This prospectus contains a general description of the securities that we may offer for sale. The specific terms of the securities will be contained in one or more supplements to this prospectus. Read this prospectus and any supplement carefully before you invest.

          Our common stock is listed on the New York Stock Exchange under the trading symbol “BC”.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 10, 2001.

About this Prospectus	2
Where You Can Find More Information	3
Documents Incorporated by Reference	3
Statement Regarding Forward-Looking Information	4
Description of Brunswick	4
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	6
General Description of Securities	6
Description of Debt Securities	6
Description of Capital Stock	14
Description of Depository Shares	17
Description of Warrants	20
Description of Stock Purchase Contracts and Stock Purchase Units	23
Plan of Distribution	23
Legal Opinions	24
Experts	24

ABOUT THIS PROSPECTUS

          To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any related prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on Brunswick Corporation and its financial statements. Our principal offices are located at 1 N. Field Ct., Lake Forest, Illinois, 60045-4811 (telephone: 847-735-4700).

          We are filing this registration statement with the Securities and Exchange Commission, or SEC, under a “shelf” registration procedure. Under this procedure, we may offer and sell from time to time, any of the following securities, in one or more series, in amounts that will provide up to $600,000,000, or the equivalent in one or more foreign currencies, including composite currencies, in initial aggregate public offering prices:

debt securities,
preferred stock,
depository shares,
common stock,
warrants,
stock purchase contracts,
stock purchase units, and
hybrid securities containing elements of the foregoing.

          The securities may be sold for United States dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in United States dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

          This prospectus provides you with a general description of the securities that we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus.

          The prospectus supplement may also contain information about any material United States federal income tax considerations relating to the securities covered by the prospectus supplement.

          We may sell securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us directly or through dealers or agents designated from time to time. If we, directly or through agents, solicit offers to purchase the securities, we reserve the sole right to accept and, together with our agents, to reject, in whole or in part, any offer.

          The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of offering, the compensation of any underwriters and the net proceeds to us.

WHERE YOU CAN FIND MORE INFORMATION

          This prospectus incorporates documents by reference which are not presented in or delivered with this prospectus.

          All documents that we file pursuant to Section 13(a), 13(c), 14 or 15(d)of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus are incorporated by reference into and are deemed to be a part of this prospectus from the date of filing of those documents.

          You should rely only on the information contained in this document or the information to which you have been referred. We have not authorized anyone to provide you with any additional information.

          The following documents, which we have filed with the Securities and Exchange Commission, are incorporated by reference into this prospectus:

•	Our Annual Report on Form 10-K for the year ended December 31, filed March 9, 2001; and

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2001, filed May 14, 2001; and June 30, 2001, filed August 14, 2001.

          Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

          The documents incorporated by reference into this prospectus are available from us upon your request. We will provide a copy of any and all of the information that is incorporated by reference into this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference into this prospectus are not themselves specifically incorporated by reference into this prospectus, then the exhibits will not be provided.

          Requests for documents relating to us should be directed to:

Marschall Smith
Brunswick Corporation
1 N. Field Ct.
Lake Forest, Illinois 60045-4811
(847) 735-4700

          We have filed reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at any of the public reference facilities maintained by the SEC:

•	450 Fifth Street, N.W., Washington, D.C. 20549; or

•	300 West Madison Street, Suite 1400, Chicago, Illinois 60661.

          You may also obtain copies of these materials by mail at prescribed rates from the Public Reference Room of the SEC, 450 Fifth Street N.W., Washington, D.C. 20549. Call the SEC at 1-800-SEC-0330 for further information. The SEC also maintains a website that contains reports, proxy statements and other information about us. The address of the SEC website is http://www.sec.gov.

          You may also inspect reports, proxy statements and other information concerning us at the New York Stock Exchange, Inc., 11 Broad Street, New York, New York 10005; The Chicago Stock Exchange, One Financial Place, 440 South La Salle Street, Chicago, Illinois 60605; the Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104; and The London Stock Exchange Limited, The Stock Exchange, London EC2N 1HP, England.

STATEMENT REGARDING FORWARD-LOOKING INFORMATION

          The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This prospectus contains such “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus and may also be made a part of this prospectus by reference to other documents filed with the Securities and Exchange Commission by us, which is known as “incorporation by reference”.

          Words such as “anticipate”, “estimate”, “expect”, “project”, “intend”, “plan”, “believe” and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. All forward-looking statements are management’s current expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus or the date of the document incorporated by reference into this prospectus. We are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

          Forward-looking statements included in this prospectus may involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this filing. Particular risks or uncertainties, if any, will be described in the applicable prospectus supplement.

          All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

DESCRIPTION OF BRUNSWICK

          We market and manufacture leading recreation brands including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrive and inboard engines; Mercury Precision Parts and marine accessories; Sea Ray, Bayliner, Maxum and Sealine pleasure boats; Baja high-performance boats; Boston Whaler and Trophy offshore fishing boats; Princecraft deck and pontoon boats; Life Fitness, Hammer Strength and ParaBody fitness equipment; Brunswick family bowling centers, equipment and consumer products; and Brunswick billiards tables.

Mercury Marine Group

          The Mercury Marine Group markets and manufactures a full range of outboard engines, sterndrives, inboard engines and propless water-jet propulsion systems under the Mercury, Mariner, Mercury MerCruiser, Mercury Racing, Mercury SportJet and Mercury Jet Drive brand names. A portion of Mercury Marine’s outboards, parts and accessories are sold to end-users through marine retail dealers. The remaining outboard engines and virtually all the sterndrives, inboard engines and water-jet propulsion systems are sold either to independent boat builders or to our Brunswick Boat Group.

          The Mercury Marine Group manufactures and distributes in international markets a range of aluminum, fiberglass and inflatable boats produced either by, or for, Mercury in Australia, France, Norway, Poland, Portugal and Sweden. These boats are marketed under the brand names Armor, Arvor, Askaladden, Bermuda, Mercury, Ornvik, Quicksilver, Savage, Uttern and Valiant.

Brunswick Boat Group

          The Brunswick Boat Group markets and manufactures fiberglass pleasure boats under the Sea Ray, Bayliner, Maxum and Sealine brands; high-performance boats under the Baja brand; offshore fishing boats under the Boston Whaler and Trophy brands; and deck and pontoon boats under the Princecraft brand. The Brunswick Boat Group purchases outboard motors, gasoline sterndrives and gasoline inboard engines from our Mercury Marine Group.

Recreation Business

          Our Recreation business includes our Life Fitness exercise products and our Brunswick Bowling & Billiards businesses.

          Life Fitness designs, markets and manufactures a full line of reliable, high-quality cardiovascular fitness equipment (including treadmills, total body cross trainers and stationary bikes) and strength-training fitness equipment under the Life Fitness, Hammer Strength and ParaBody brands. Life Fitness serves the commercial (health clubs, gyms, professional sports teams, military, government, corporate and university facilities) and high-end consumer markets.

          Brunswick Bowling & Billiards manufactures and designs bowling products, including bowling balls and capital equipment, which includes bowling lanes, automatic pinsetters, ball returns and furniture units. Brunswick Bowling & Billiards also sells computerized bowling-scoring equipment.

          Brunswick Bowling & Billiards operates approximately 120 family bowling centers in the United States, Canada and Europe, and its joint ventures operate approximately 20 additional centers in Asia. Its bowling centers offer bowling and, depending on size and location, the following activities and services: billiards, video games, pro shops, children’s playrooms, restaurants and cocktail lounges. Brunswick Bowling & Billiards centers offer Cosmic Bowling, a glow-in-the-dark bowling experience that transforms bowling into a new and enhanced form of recreation.

          Brunswick Bowling & Billiards also designs and markets billiards tables, billiards balls, cues and related accessories under our Brunswick brand. Brunswick Bowling & Billiards serves the domestic and international commercial and consumer billiards markets.

USE OF PROCEEDS

          Unless otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities for general corporate purposes, including repayment of existing debt, expansion of existing businesses, acquisition of new businesses and investments in other new business opportunities as they may arise. Pending such use, the net proceeds may be temporarily invested in short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

          The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months
	Ended
	June 30,				Year Ended December 31,

	2001		2000		2000		1999		1998		1997		1996

Ratio of earnings to fixed charges	4.8	x	6.5	x	5.0	x	4.0	x	4.2	x	3.9	x	6.9	x

          For purposes of computing the ratio of earnings to fixed charges, earnings were calculated by adding:

•	fixed charges (excluding capitalized interest) and

•	earnings from continuing operations before income taxes; and then subtracting:

•	the undistributed earnings of affiliates.

Fixed charges consist of:

•	interest and other financial charges;

•	estimated interest portion of rental expense; and

•	capitalized interest.

GENERAL DESCRIPTION OF SECURITIES

          We may offer under this prospectus: debt securities; common stock; preferred stock; depository shares; stock purchase contracts; stock purchase units; warrants to purchase debt securities, common stock or preferred stock; or any combination of the foregoing, either individually or as units consisting of two or more securities. The aggregate offering price of securities that we offer under this prospectus will not exceed $600,000,000.

          The following description of the terms of these securities sets forth some of the general terms and provisions of securities that we may offer. The particular terms of securities offered by any prospectus supplement and the extent, if any, to which the general terms set forth below do not apply to those securities, will be described in the related prospectus supplement. In addition, if we offer securities as units, the terms of the units will be described in the applicable prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

          Our debt securities are to be issued under an Indenture dated as of March 15, 1987, between us and The Bank of New York, as successor trustee, a copy of which is incorporated by reference into this registration statement as an exhibit. The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions in the Indenture of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated into this prospectus by reference. All capitalized terms included in this summary shall have the same meanings specifically set forth in the Indenture, which are generally summarized below under the heading “Definitions of Certain Terms”.

          Our debt securities may be issued as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under the heading “Description of Stock Purchase Contracts and Stock Purchase Units”.

General

          The Indenture does not limit the aggregate principal amount of the debt securities or of any particular series of debt securities and provides that debt securities may be issued from time to time in one or more series. The Indenture provides that debt securities will be issued in fully registered form in denominations which may be specified for each particular series, but in the absence of such specification, shall be in denominations of $1,000 and integral multiples of $1,000 or the equivalent of $1,000 in a foreign-denominated currency. Under the Indenture, debt securities will be unsecured and will rank on a parity with our other unsecured and unsubordinated Indebtedness. Unless otherwise described in the prospectus supplement relating to the debt securities of any particular series, there are no covenants or provisions contained in the Indenture that may afford the holders of our debt securities protection in the event of a highly leveraged transaction involving us. Any such highly leveraged transaction may adversely affect holders of our debt securities.

          Reference is made to the prospectus supplement relating to the debt securities of any particular series for the following terms:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the rate or rates (which may be fixed or variable) per annum at which the debt securities will bear interest, if any, and the date from which any such interest will accrue;

•	the times at which any such interest will be payable;

•	the terms and conditions, if any, on which a particular series of debt securities shall be convertible into or exchangeable for, shares of any class or classes of our capital stock or of a third party, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;

•	the currency or currencies for which debt securities may be purchased and currency or currencies in which principal of and any interest on the debt security may be payable;

•	if the currency for which debt securities may be purchased, or in which principal of and interest on the debt securities may be payable is at the purchaser’s election, the manner in which such an election may be made;

•	the dates, if any, on which, and the price or prices at which, the debt securities may, pursuant to any mandatory or optional sinking fund provisions, be redeemed by us and other detailed terms and provisions of any such sinking funds;

•	the date, if any, after which, and the price or prices at which, the debt securities may, pursuant to any optional redemption provisions, be redeemed at our option or that of the holder of our debt security, and other detailed terms and provisions of any such optional redemption; and

•	any other terms of the debt securities.

          Unless otherwise indicated in the prospectus supplement relating to a particular series of the debt securities, principal, interest and premium, if any, will be payable at offices or agencies that we will maintain in Chicago, Illinois, the Borough of Manhattan in the City and State of New York and such other place or places as we may designate pursuant to the provisions of the Indenture; provided that, at our option, payment of any interest may be made by check mailed to the address of the Person entitled to the interest as it appears in the security register. Debt securities may be presented for registration of transfer or exchange at the office of the trustee in the Borough of Manhattan and at such other place or places as we may designate pursuant to the provisions of the Indenture.

          Debt securities may be issued under the Indenture as original issue discount debt securities to be offered and sold at a substantial discount from the principal amount of the debt security. Special United States federal income tax, accounting and other considerations applicable to the debt securities will be described in the prospectus supplement relating to any such original issue discount debt securities.

Restrictions on Secured Debt

          The Indenture provides that we will not, and we will not cause or permit a Restricted Subsidiary to, incur, issue, assume or guarantee any Secured Debt unless the debt securities will be secured by any Mortgage which secures such Secured Debt, so long as such Secured Debt or any other Indebtedness, except for the debt securities, secured by such Mortgage shall exist, equally and ratably with, or prior to, any and all other obligations and Indebtedness which shall be so secured. The foregoing restrictions do not apply if after giving effect to all such Secured Debt, the aggregate amount of such Secured Debt would not exceed 10 percent of consolidated net tangible assets. The aggregate Attributable Debt of the Sale and Leaseback Transactions in existence at that time (excluding Sale and Leaseback Transactions the proceeds of which shall have been or will be used to retire Funded Debt) shall be included along with the aggregate amount of Secured Debt for the purposes of the computations in the last sentence. In addition, the restriction in the last paragraph will not apply to the following and the following will be excluded from constituting Secured Debt in any computation described in the immediately preceding paragraph:

•	any Mortgage on any property hereafter acquired or constructed by us or a Restricted Subsidiary to secure or provide for the payment of all or any part of the purchase price or construction cost of such property, including, but not limited to, any Indebtedness incurred by us or a Restricted Subsidiary prior to, at the time of, or within 180 days after the later of the acquisition, the completion of construction (including any improvements on an existing property) or the commencement of commercial operation of such property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price of such property or construction or improvements on the property;

•	the acquisition of property subject to any Mortgage upon such property existing at the time of acquisition of the property, whether or not assumed by us or such Restricted Subsidiary;

•	any Mortgage existing on the property, outstanding shares of capital stock or Indebtedness, of a corporation at the time such corporation becomes a Restricted Subsidiary;

•	Mortgages on property or shares of capital stock or Indebtedness of a corporation existing at the time such corporation is merged with or consolidated into us or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a corporation or firm as an entirety or substantially as an entirety to us or a Restricted Subsidiary (provided, however, that no such Mortgage shall extend to any other of our property or such Restricted Subsidiary’s property prior to such acquisition or to other property thereafter acquired other than additions or improvements to such acquired property);

•	Mortgages on our property or a Restricted Subsidiary’s property in favor or at the request of the United States of America or any state of the United States, or any department, agency or instrumentality or political subdivision of the United States of America or any state of the United States (including Mortgages to secure Indebtedness of the pollution control or industrial revenue bond type), in order to permit us or a Restricted Subsidiary to perform any contract or subcontract made by it with or at the request of any of the foregoing, or to secure partial, progress, advance or other payments pursuant to any tender, bid, contract, regulation or statute, or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such Mortgages;

•	any Mortgage on any property or assets of any Restricted Subsidiary to secure Indebtedness owing by it to us or to a Restricted Subsidiary;

•	any Mortgage existing on March 15, 1987;

•	any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Mortgage permitted by the foregoing, inclusive, provided, however, that the principal amount of Secured Debt secured by such Mortgage shall not exceed the principal amount of Secured Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the property which secured the Mortgage so extended, renewed or replaced and additions or improvements to such property;

•	carriers’, warehousemen’s, landlords’, mechanics’ and materialmen’s Mortgages incurred in the ordinary course of our business or a Restricted Subsidiary for sums not yet due or being contested in good faith;

•	Mortgages for taxes or assessments or governmental charges or levies on property owned by us or any of our Restricted Subsidiaries, if such taxes, assessments, governmental charges or levies shall not at the time be due and payable, or if the same thereafter can be paid without penalty, or if the same are being contested in good faith;

•	Mortgages to secure payment of worker’s compensation, customs duties or insurance premiums, to secure (or in lieu of) customs, surety or appeal bonds, and for purposes similar to any of the above in the regular course of business; and

•	Mortgages created by or resulting from any litigation or legal proceeding which at the time is currently being contested in good faith.

Restrictions on Sale and Leaseback Transactions

          The Indenture provides that we will not, and we will not permit any Restricted Subsidiary to, enter into a Sale and Leaseback Transaction unless either (1) we or such Restricted Subsidiary would be entitled, pursuant to the provisions outlined in “Restrictions on Secured Debt”, to incur Secured Debt in an amount equal to the Attributable Debt of such Sale and Leaseback Transaction without equally and ratably securing the debt securities, or (2) we or such Restricted Subsidiary, within 120 days, apply an amount (which amount shall equal the greater of (a) the net proceeds of the sale or transfer of the property leased pursuant to such Sale and Leaseback Transaction or (b) the fair value of such property at the time of entering into such Sale and Leaseback Transaction as determined by our board of directors) to the retirement (other than any mandatory retirement) of the Funded Debt as shown on our and our Restricted Subsidiaries’ most recent consolidated balance sheet, which Funded Debt, in our case, is not subordinated to the prior payment of the debt securities of any series. In lieu of applying all or any part of such amount to the retirement of Funded Debt, we, at our option, may reduce the amount which we shall be required to apply to such retirement by (1) delivering to the Trustee debt securities theretofore purchased or otherwise acquired by us or (2) receiving credit for debt securities theretofore redeemed at our option or redeemed through optional sinking fund payments, which debt securities have not previously been made the basis for the reduction of a mandatory sinking fund payment. Any debt securities which shall have been made the basis for a reduction in the amount of Funded Debt required to be retired shall not be available as a credit against mandatory sinking fund payments.

Restrictions on Merger, Consolidation and Sale, Transfer or Lease of Assets

          The Indenture provides that we shall not consolidate with or merge into any other corporation, or sell, transfer or lease our properties and assets substantially as an entirety to any Person, nor may any other Person consolidate with or merge into us, or sell or transfer or lease its properties and assets substantially as an entirety to us, unless (i) the Person, if other than us, formed by or resulting from any such consolidation or merger or which shall have purchased, received the transfer of, or leased, such property and assets shall be a corporation organized and existing under the laws of the United States of America, any state of the United States or the District of Columbia and shall expressly assume, by a supplemental indenture, the payment of the principal of, premium, and interest, in each case if any, on all the debt securities and the performance and observance of the covenants of the Indenture, (ii) immediately thereafter no event of default and no event which after notice or lapse of time, or both, would become an event of default shall have happened or be continuing, and (iii) if, as a result of consolidation, merger, sale, transfer or lease, properties or assets of ours shall cause the outstanding debt securities to be secured equally and ratably with, or prior to, such Mortgage. Notwithstanding the provisions summarized in this paragraph, we may, without complying with such provisions, sell, transfer or lease all of our property and assets to another corporation organized and existing under the laws of the United States of America or any state of the United States or the District of Columbia if, immediately after giving effect to such sale, transfer or lease and the receipt of the consolidation, such corporation is one of our wholly-owned Restricted Subsidiaries and we would be permitted under the Indenture to incur at least $1 of Secured Debt.

Events of Default

          The Indenture defines the following as events of default with respect to any series of debt securities:

•	a default for 30 days in payment of any interest installment due on the debt securities of such series;

•	a default in payment of principal or premium, if any, on any of the debt securities of such series or in making any mandatory sinking fund payment with respect to debt securities of such series;

•	a default in performance of any other covenant in the debt securities of such series or in the Indenture for 60 days after notice to us by the trustee, or to us and the trustee by the holders of at least 25 percent in aggregate principal amount of our outstanding debt securities of such series;

•	certain events of our bankruptcy, insolvency and reorganization; or

•	such additional events of default as may be established with respect to the debt securities of any series in the manner provided in the Indenture.

          If an event of default occurs and is continuing, the trustee or the holders of at least 25 percent of the aggregate principal amount of our outstanding debt securities of such series may declare all the debt securities of such series to be due and payable immediately, subject to the right of the holders of a majority of the aggregate principal amount of the outstanding debt securities of such series to waive such default and rescind such declaration in certain limited circumstances.

          The Indenture contains a provision entitling the trustee, subject to the duty of the trustee during default to act with the required standard of care, to be indemnified by holders of the debt securities of any series before proceeding to exercise any right or power under the Indenture at the request of such holders. The Indenture also provides that the holders of a majority of the aggregate principal amount of our outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

          The Indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

Modification of the Indenture

          The Indenture contains provisions permitting us and the trustee, with the consent of the holders of not less than 66 2/3 percent of the aggregate principal amount of our outstanding debt securities of any series that would be affected by any such supplemental indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the holders of our debt securities of such series, except that no such supplemental indenture may:

•	extend the fixed maturity of any debt security;

•	reduce the rate or extend the time of payment of any interest on a debt security;

•	reduce the principal amount of the debt security or any premium on the debt security;

•	extend the time of or reduce the amount of any mandatory sinking fund payment;

•	change the currency of payment of such debt security; or

•	impair the rights of the holder of such debt security to institute suit for the enforcement of any payment of principal, premium or interest, if any, on such debt security,

in each case without the consent of the holder of each such debt security so affected. Further, no such supplemental indenture may reduce the aforesaid percentage of debt securities of any series, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of all outstanding debt securities of such series.

Defeasance and Discharge

          The Indenture provides that we, at our option:

•	will be discharged from any and all obligations in respect of the debt securities (except for certain obligations such as obligations to (a) register the transfer or exchange of debt securities, (b) replace stolen, lost or mutilated debt securities; and (c) maintain paying agencies) and after such discharge the holders of debt securities shall look only to the trustee for payment from the deposit in trust of the debt security; or

•	need not comply with certain restrictive covenants of the Indenture (including those described under “Restrictions on Secured Debt”, “Restrictions on Sale and Leaseback Transactions” and “Restrictions on Merger, Consolidation and Sale, Transfer or Lease of Assets”),

in each case if we deposit with the trustee, in trust, money or U.S. Government Obligations (or, in the case of debt securities denominated in a foreign currency, Foreign Government Obligations), or any combination of U.S. and Foreign Government Obligations, which through the payment of interest on the debt security and principal of the debt security in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of and premium, if any, and interest on the debt securities on the dates such installments of interest or principal are due in accordance with the terms of the Indenture and the debt securities, provided that the trustee shall have been irrevocably instructed to apply such money or the proceeds of such U.S. Government Obligations (or Foreign Government Obligations) to the payment of such installments of principal of, and premium, if any, and interest with respect to the debt securities.

          To exercise the option referred to in the first bullet of the preceding paragraph, we are required to deliver to the trustee an opinion of outside counsel of nationally recognized standing or a ruling from or published by the United States Internal Revenue Service to the effect that the discharge would not cause holders of debt securities to recognize income, gain or loss for federal income tax purposes. To exercise the option referred to in the second bullet of the preceding paragraph, we are not required to deliver to the trustee an opinion of counsel or ruling to such effect. Defeasance provisions relating to any debt securities denominated in euros will be set forth with more particularity in the applicable prospectus supplement.

Definitions of Certain Terms

          The following definitions are more fully set forth in article one of the Indenture:

          “Attributable Debt” means, with respect to any Sale and Leaseback Transaction at any particular time, the present value, discounted at a rate per annum (compounded semi-annually) equal to the effective weighted-average interest rate on the outstanding debt securities, of the obligation of the lessee for rental payments (calculated in accordance with generally accepted accounting principles) due during the remaining term of such lease (which may, if in accordance with generally accepted accounting principles, include any period for which such lease has been extended or may, at the option of the lessee, be extended). Such rental payments shall not include amounts payable by the lessee for maintenance and repairs, insurance, taxes, assessments and similar charges. In case of any lease which is terminable by the lessee upon the payment of a penalty, such rental payments shall also include such penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated.

          “Consolidated Current Liabilities” means the aggregate of our and our Restricted Subsidiaries’ current liabilities appearing on our and our Restricted Subsidiaries’ most recent available consolidated balance sheet, all in accordance with generally accepted accounting principles; but excludes any of our and our Restricted Subsidiaries’ obligations issued under a revolving credit agreement or other similar agreement if the obligation issued under such agreement matures by its terms within twelve months from the date of such agreement. This exclusion does not apply to obligations that may be renewed, extended, reborrowed or refunded at our or any of our Restricted Subsidiaries’ option for a term in excess of twelve months from the date of determination.

          “Consolidated Net Tangible Assets” means Consolidated Tangible Assets after deduction of Consolidated Current Liabilities.

          “Consolidated Tangible Assets” means the aggregate of all of our and our Restricted Subsidiaries’ assets (including the value of all existing Sale and Leaseback Transactions and any assets resulting from the capitalization of other long-term lease obligations in accordance with generally accepted accounting principles but excluding the value of assets or investment in any of our Unrestricted Subsidiaries) appearing on our and our Restricted Subsidiaries’ most recent available consolidated balance sheet at net book values, after deducting related depreciation, amortization and other valuation reserves and excluding (a) any capital write-up resulting from reappraisals of assets or of other investments after March 15, 1987, (other than a write-up of any assets constituting part of the assets and business of another corporation made in connection with the acquisition, direct or indirect, of the assets and business of such other corporation), except as permitted in accordance with generally accepted accounting principles, (b) treasury stock, and (c) patent and trademark rights, goodwill, unamortized discounts and expenses and any other intangible items, all in accordance with generally accepted accounting principles.

          “Foreign Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, (a) a government other than that of the United States of America or (b) an agency of a government other than that of the United States of America for the payment of which obligations or guarantee the full faith and credit of such government is pledged.

          “Funded Debt” of any corporation means any Indebtedness created, issued, incurred, assumed or guaranteed by such corporation, whether secured or unsecured, maturing more than one year after the date of determination of that Indebtedness or which may by its terms be reborrowed, refunded, renewed or extended to a time more than twelve months after the date of determination of that Indebtedness.

          “Indebtedness” means (a) any obligation for borrowed money, (b) any obligation representing the deferred purchase price of property other than accounts payable arising in connection with the purchase of inventory or equipment on terms customary in the trade, (c) any obligation, whether or not assumed, secured by a Mortgage on, or payable out of the proceeds or production from, property now owned or hereafter acquired by the obligor, and (d) any obligation in respect of lease rentals which under generally accepted accounting principles would be shown on our and our Restricted Subsidiaries’ consolidated balance sheet as a liability item other than a current liability.

          “Mortgage” means any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other similar encumbrance.

          “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of such government or agency.

          “Principal Property” means any of our and our Restricted Subsidiaries’ manufacturing plants or other facilities, whether now owned or hereafter acquired, which, in the opinion of our board of directors, is of material importance to the business conducted by us and our Restricted Subsidiaries as a whole.

          “Restricted Subsidiary” means (a) any Subsidiary other than an Unrestricted Subsidiary and (b) any Subsidiary which was an Unrestricted Subsidiary but which, subsequent to March 15, 1987, is designated by our board of directors to be a Restricted Subsidiary; provided, however, that we may not designate any such Subsidiary to be a Restricted Subsidiary if we would thereby breach any covenant contained in the Indenture (on the assumptions that any outstanding Secured Debt of such Subsidiary was incurred at the time of such designation and that any Sale and Leaseback Transaction to which such Subsidiary is then a party was entered into at the time of such designation).

          “Sale and Leaseback Transaction” means the sale or transfer (except to us or one or more Restricted Subsidiaries) of any Principal Property owned or leased by us or any Restricted Subsidiary on a date which is more than 120 days after the later of (a) the date of acquisition of such Principal Property or (b) the date on which construction of such Principal Property shall have been completed and full operation of such Principal Property shall have commenced, with the intention of leasing back such Principal Property (except a lease for a term of no more than 3 years entered into with the intent that the use by us or such Restricted Subsidiary will be discontinued on or before the expiration of the 3-year term).

          “Secured Debt” means any Indebtedness which is secured by a Mortgage on (a) any of our or our Restricted Subsidiaries’ Principal Property or on (b) any shares of capital stock or Indebtedness of any Restricted Subsidiary.

          “Subsidiary” means any corporation of which at least a majority of the outstanding stock of such corporation having ordinary voting power to elect a majority of directors of the corporation (irrespective of whether stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned or controlled by us or by one or more of our Subsidiaries, or by us and one or more Subsidiaries.

          “Unrestricted Subsidiary” means (a) any Subsidiary acquired or organized after March 15, 1987, except for any such Subsidiary which is a successor, directly or indirectly, to any Restricted Subsidiary, (b) any Subsidiary which may acquire recreation centers from us or any Restricted Subsidiary and which is principally engaged in the business of owning, leasing, operating or constructing recreation centers, (c) any Subsidiary the principal business and assets of which are located outside the United States of America, its territories and possessions, (d) Centennial Assurance Company Ltd., a Bermuda corporation, and (e) any Subsidiary substantially all the assets of which consist of stock or Indebtedness of a Subsidiary or Subsidiaries of the character described in clauses (a), (b) or (c), or identified in clause (d), in each case unless and until any such Subsidiary shall have been designated to be a Restricted Subsidiary pursuant to clause (b) of the definition of “Restricted Subsidiary”.

          “U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, (a) the United States of America or (b) an agency of the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged.

DESCRIPTION OF CAPITAL STOCK

General

          Our authorized capital stock consists of 200,000,000 shares of common stock, par value $0.75 per share, of which approximately 102,538,000 shares were issued and 87,636,000 were outstanding, as of June 30, 2001, and 12,500,000 shares of preferred stock, par value $0.75 per share, none of which are issued or outstanding.

Common Stock

          Each share of common stock is entitled to one vote at all meetings of stockholders for the election of directors and all other matters submitted to stockholder vote. The common stock does not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock can elect all the directors if they choose to do so. Dividends may be paid to the holders of common stock when, as and if declared by our board of directors out of funds legally available for paying dividends. Our common stock has no preemptive or similar rights. Upon the liquidation, dissolution or winding up of our affairs, any assets remaining after provision for payment of all liabilities would be distributed pro rata among holders of our common stock. The shares of common stock currently outstanding are fully paid and nonassessable. The shares of common stock outstanding are, and any shares of our common stock offered by this prospectus will be upon issuance against full payment of the purchase price of the common stock, fully paid and nonassessable.

          Our certificate of incorporation contains provisions requiring, with some exceptions, any merger, consolidation, disposition of assets or similar business combination with a person who owns 5 percent or more of the shares of our stock entitled to vote in elections of our directors to be approved by the affirmative vote of the holders of two-thirds of the shares of our stock entitled to vote in elections of directors which are not beneficially owned by such person. The certificate of incorporation also requires, with some exceptions, that two independent experts conclude that the terms of any such merger, consolidation, disposition of assets or similar business combination are fair to unaffiliated stockholders and that the opinion of these experts be included in a proxy statement mailed to stockholders. The foregoing provisions may be amended only by the affirmative vote of the holders of two-thirds of the shares of common stock entitled to vote in the elections of our directors, excluding any shares held by a person who owns 5 percent or more of the outstanding shares.

          Our certificate of incorporation:

•	divides our board of directors into three classes that serve staggered three-year terms;

•	sets the number of directors at not less than six and not more than 15;

•	permits the number of directors to be increased or decreased within the foregoing range by vote of 80 percent of the directors or the holders of 80 percent of the outstanding shares of our stock entitled to vote in elections of directors;

•	authorizes us to establish the procedures for advance notice for stockholder nominations of directors in our By-laws;

•	permits such nomination procedures to be amended only by vote of 80 percent of our directors or the holders of 80 percent of the outstanding shares of our common stock entitled to vote in elections of directors;

•	gives our board of directors the exclusive power to fill interim vacancies and to determine the qualifications of directors;

•	prohibits the removal of directors without cause;

•	requires that stockholder action be taken at a meeting of our stockholders, except for action by written consents of the holders of preferred stock authorized by our board of directors; and

•	requires the affirmative vote of the holders of 80 percent of our shares entitled to vote in elections of directors to amend the foregoing provisions.

Preferred Stock Purchase Rights

          On February 5, 1996, our board of directors declared a dividend distribution of one preferred stock purchase right, or rights, for each outstanding share of our common stock, pursuant to a Rights Agreement dated as of February 5, 1996, by and between us and Harris Trust and Savings Bank. Prior to the distribution date defined below, we will issue one right with each new share of common stock so that all shares of common stock will have rights attached. The following description does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

          Each holder of rights under the Rights Agreement (but only after the occurrence of a distribution date) may, until April 1, 2006, purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock, par value $0.75 per share, which we refer to in this prospectus as the Series A Preferred Stock, at a purchase price of $85 per one one-thousandth share, subject to adjustment. The rights will be represented by common stock certificates and will not be exercisable, or transferable apart from our common stock, until the earlier to occur of (i) the tenth day after our first public announcement that a person has become an acquiring person (as defined below) or (ii) the fifteenth business day (or such later date as the board of directors may decide prior to such time as any person becomes an acquiring person) after the commencement of (or a public announcement of the intention to make) a tender offer or exchange offer that would result in such person or group beneficially owning a total of 15 percent or more of our outstanding common stock (the earlier of such dates is called the distribution date).

          On the date that we announce that a person (other than us, any of our subsidiaries or any of our or our subsidiaries’ employee benefit plans) together with related parties has acquired, or has obtained the right to acquire, beneficial ownership of 15 percent or more of our outstanding common stock (an acquiring person), each right under the Rights Agreement (other than rights owned by the acquiring person and any transferees of the rights, each of whose rights become void) will, subject to some exceptions, become a right to buy, at the purchase price, that number of shares of our common stock having a market value of twice the purchase price.

          Under specified circumstances in which we are acquired in a merger or other business combination transaction, or 50 percent or more of our consolidated assets or earning power are sold, each holder of rights under the Rights Agreement, other than the acquiring person, has the right to buy, at the purchase price, common stock of the acquiring company (us, if we are the surviving entity) having a market value of twice the purchase price.

          The purchase price payable and the number of shares of our Series A Preferred Stock or our common stock or other securities issuable upon exercise of the rights are subject to adjustment in specified circumstances. At any time prior to the time a person shall become an acquiring person, we may elect to redeem the rights in whole, but not in part, at a price of $0.01 per right. The rights will expire on April 1, 2006, unless we redeem them earlier. Until a right is exercised, the holder of the right will have no rights as one of our stockholders, including, without limitation, the right to vote or to receive dividends.

          The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person who attempts to acquire us without conditioning any offer on the rights being redeemed or a substantial number of rights being acquired. However, the rights will not interfere with a transaction approved by our board of directors prior to the date upon which a person has become a 15 percent stockholder, because the rights can be redeemed until that time.

Preferred Stock

          Under our certificate of incorporation, our board of directors may direct the issuance of up to 12,500,000 shares of our preferred stock in one or more series and with rights, preferences, privileges and restrictions, including dividend rights, voting rights, conversion rights, terms of redemption and liquidation preferences, that may be fixed or designated by our board of directors pursuant to a certificate of designation without any further vote or action by our stockholders. As of the date of this prospectus, the board of directors had designated 150,000 shares of the preferred stock as Series A Junior Participating Preferred Stock for possible issuance in connection with the rights. No other designations have been made. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control. Preferred stock, upon issuance against full payment of the purchase price for the preferred stock, will be fully paid and nonassessable. We may issue preferred stock as part of a stock purchase unit. Stock purchase units are summarized in this prospectus under “Description of Stock Purchase Contracts and Stock Purchase Units”. The specific terms of a particular series of our preferred stock will be described in the prospectus supplement relating to that series. The description of our preferred stock set forth below and the description of the terms of a particular series of our preferred stock set forth in the related prospectus supplement do not purport to be complete and are qualified in their entirety by reference to the certificate of designation relating to that series.

          The applicable prospectus supplement will contain a description of certain United States federal income tax consequences relating to the purchase and ownership of a series of preferred stock.

          The rights, preferences, privileges and restrictions of our preferred stock of each series will be fixed by the certificate of designation relating to such series. A prospectus supplement, relating to each series, will specify the following terms of the preferred stock:

•	the maximum number of shares to constitute the series and the distinctive designation of the series;

•	the annual dividend rate, if any, on shares of the series, whether such rate is fixed or variable or both, the date or dates from which dividends will begin to accrue or accumulate and whether dividends will be cumulative;

•	the price at and the terms and conditions on which the shares of the series may be redeemed, including the time during which shares of the series may be redeemed and any accumulated dividends on shares of the series that the holders of shares of the series shall be entitled to receive upon the redemption of the series;

•	the liquidation preference, if any, and any accumulated dividends on the series, that the holders of shares of the series shall be entitled to receive upon the liquidation, dissolution or winding up of our affairs;

•	whether or not the shares of the series will be subject to operation of a retirement or sinking fund, and, if so, the extent and manner in which any such fund shall be applied to the purchase or redemption of the shares of the series for retirement or for other corporate purposes, and the terms and provisions relating to the operation of such fund;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of our capital stock or of a third party or of any other series of the same class, including the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and whether such conversion is mandatory or optional;

•	the stated value of the shares of the series;

•	the voting rights, if any, of the shares of the series;

•	any or all other preferences and relative, participating, optional or other special rights or qualifications, limitations or restrictions of the series of preferred stock; and

•	any other terms of the series.

          In the event of any voluntary liquidation, dissolution or winding up of our affairs, the holders of any series of any class of our preferred stock shall be entitled to receive in full out of our assets, including our capital, before any amount shall be paid or distributed among the holders of our common stock or any other of our shares ranking junior to such series, the amounts fixed by our board of directors with respect to such series and set forth in the applicable prospectus supplement plus an amount equal to all dividends accrued and unpaid on the series to the date of payment of the amount due pursuant to such liquidation, dissolution or winding up of our affairs. After payment to our holders of the preferred stock of the full preferential amounts to which they are entitled, our holders of preferred stock, as such, shall have no right or claim to any of our remaining assets.

          If liquidating distributions shall have been made in full to all holders of our preferred stock, our remaining assets shall be distributed among the holders of any other classes or series of our capital stock ranking junior to our preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. The merger or consolidation of us into or with any other corporation, or the sale, lease or conveyance of all or substantially all of our assets, shall not constitute our dissolution, liquidation or winding up.

DESCRIPTION OF DEPOSITORY SHARES

General

          We may offer depository receipts for depository shares, each of which will represent a fractional interest in a share of a particular series of a class of our preferred stock, as specified in the applicable prospectus supplement. Preferred stock of each series of each class represented by depository shares will be deposited under a separate deposit agreement among us, the preferred stock depository named in the deposit agreement and the holders from time to time of our depository receipts. Subject to the terms of the deposit agreement, each owner of a depository receipt will be entitled, in proportion to the fractional interest of a share of the particular series of a class of our preferred stock represented by the depository shares evidenced by such depository receipt, to all the rights and preferences of the preferred stock represented by such depository shares (including dividend, voting, conversion, redemption and liquidation rights).

          The depository shares will be evidenced by depository receipts issued pursuant to the applicable deposit agreement. Immediately following our issuance and delivery of the preferred stock to the preferred stock depository, we will cause the preferred stock depository to issue, on our behalf, the depository receipts. Copies of the applicable form of deposit agreement and depository receipt may be obtained from us upon request.

Dividends and Other Distributions

          The preferred stock depository will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of the depository receipts evidencing the related depository shares in proportion to the number of such depository receipts owned by such holder, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository.

          In the event of a distribution other than in cash, the preferred stock depository will distribute property received by it to the record holders of depository receipts entitled to the property, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the preferred stock depository, unless the preferred stock depository determines that it is not feasible to make such distribution, in which case the preferred stock depository may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Withdrawal of Shares

          Upon surrender of the depository receipts at the corporate trust office of the preferred stock depository (unless the related depository shares have previously been called for redemption), the holders of the depository receipts will be entitled to delivery at such office, to or upon such holder’s order, of the number of whole shares of preferred stock and any money or other property represented by the depository shares evidenced by such depository receipts. Holders of depository receipts will be entitled to receive whole shares of the related preferred stock on the basis of the proportion of preferred stock represented by each depository share as specified in the applicable prospectus supplement, but holders of such preferred stock will not thereafter be entitled to receive depository shares. If the depository receipts delivered by the holder evidence a number of depository shares in excess of the number of depository shares representing the number of shares of preferred stock to be withdrawn, the preferred stock depository will deliver to such holder at the same time a new depository receipt evidencing such excess number of depository shares.

Redemption of Depository Shares

          Whenever we redeem preferred stock held by the preferred stock depository, the preferred stock depository will redeem as of the same redemption date the number of depository shares representing the preferred stock so redeemed, provided we shall have paid in full to the preferred stock depository the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends (except, with respect to noncumulative shares of preferred stock, dividends for the current dividend period only) of the preferred stock to the date fixed for redemption. The redemption price per depository share will be equal to the redemption price and any other amounts per share payable with respect to the preferred stock. If less than all the depository shares are to be redeemed, the preferred stock depository will select the depository shares to be redeemed by lot.

          After the date fixed for redemption, the depository shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depository receipts evidencing the depository shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such depository receipts were entitled upon such redemption upon surrender of the depository receipts to the preferred stock depository.

Voting of the Underlying Preferred Stock

          Upon receipt of notice of any meeting at which the holders of our preferred stock are entitled to vote, the preferred stock depository will mail the information contained in such notice of meeting to the record holders of the depository receipts evidencing the depository shares which represent such preferred stock. Each record holder of depository receipts evidencing depository shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the preferred stock depository as to the exercise of the voting rights pertaining to the amount of preferred stock represented by such holder’s depository shares. The preferred stock depository will vote the amount of preferred stock represented by such depository shares in accordance with such instructions, and we will agree to take all reasonable action which may be deemed necessary by the preferred stock depository in order to enable the preferred stock depository to do so. The preferred stock depository will abstain from voting the amount of preferred stock represented by such depository shares to the extent it does not receive specific instructions from holders of our depository receipts evidencing such depository shares.

Liquidation Preference

          In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each holder of our depository receipts will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depository share evidenced by such depository receipt, as set forth in the applicable prospectus supplement.

Conversion of Preferred Stock

          The depository shares, as such, are not convertible into our common stock or any of our securities or property. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depository shares, the depository receipts may be surrendered by depository receipt holders to the preferred stock depository with written instructions to the preferred stock depository instructing us to cause conversion of our preferred stock represented by the depository shares evidenced by such depository receipts into whole shares of common stock, other preferred stock or other shares of our capital stock, and we have agreed that upon receipt of such instructions and any amounts payable in respect of such instructions, we will cause the conversion of the preferred stock represented by depository shares utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depository shares evidenced by a depository receipt are to be converted in part only, one or more new depository receipts will be issued for any depository shares not to be converted. No fractional shares of our common stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by us equal to the value of the fractional interest based upon the closing price of our common stock on the last business day prior to the conversion.

Amendment and Termination of the Deposit Agreement

          The form of depository receipt evidencing the depository shares which represent the preferred stock and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depository. However, any amendment that materially and adversely alters the rights of the holders of depository receipts will not be effective unless such amendment has been approved by the existing holders of at least a majority of our depository shares evidenced by the depository receipts then outstanding.

          The deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the preferred stock depository if a majority of the holders of each class of our depository shares affected by such termination consents to such termination, whereupon the preferred stock depository shall deliver or make available to each holder of depository receipts, upon surrender of the depository receipts held by such holder, such number of whole or fractional shares of our preferred stock as are represented by the depository shares evidenced by such depository receipts. In addition, the deposit agreement will automatically terminate if:

•	all outstanding depository shares shall have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of us and such distribution shall have been distributed to the holders of depository receipts evidencing the depository shares representing such preferred stock; or

•	each related share of preferred stock shall have been converted into our capital stock not so represented by depository shares.

Charges of Preferred Stock Depository

          We will pay all transfer and other taxes and governmental charges arising solely from the existence of the deposit agreement. In addition, we will pay the fees and expenses of the preferred stock depository in connection with the performance of its duties under the deposit agreement. However, holders of our depository receipts will pay the fees and expenses of the preferred stock depository for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

Resignation and Removal of Preferred Stock Depository

          The preferred stock depository may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the preferred stock depository. Any such resignation or removal shall take effect upon the appointment of a preferred stock depository successor. A preferred stock depository successor must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

          The preferred stock depository will forward to holders of our depository receipts any reports and communications from us that are received by the preferred stock depository with respect to the related preferred stock.

          Neither we nor the preferred stock depository will be liable if we are prevented from or delayed in, by law or any circumstances beyond our control, performing our obligations under the deposit agreement. Our obligations and the obligations of the preferred stock depository under the deposit agreement will be limited to performing our respective duties under the deposit agreement in good faith and without gross negligence or willful misconduct, and neither we nor the preferred stock depository will be obligated to prosecute or defend any legal proceeding in respect of any depository receipts, depository shares or preferred stock represented by the depository shares unless satisfactory indemnity is furnished. We and the preferred stock depository may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock represented by the depository shares for deposit, holders of depository receipts or other persons believed to be competent to give such information, and on documents believed to be genuine and signed by a proper party.

          If the preferred stock depository shall receive conflicting claims, requests or instructions from any holders of depository receipts, on the one hand, and us, on the other hand, the preferred stock depository shall be entitled to act on such claims, requests or instructions received from us.

DESCRIPTION OF WARRANTS

Description of the Warrants to Purchase Debt Securities

          The following statements with respect to the debt warrants are summaries of, and subject to, the detailed provisions of a debt warrant agreement to be entered into by us and a debt warrant agent to be selected by us at the time of issue, which debt warrant agreement may include or incorporate by reference standard debt securities warrant provisions substantially in the form of the standard debt securities warrant provisions incorporated into this registration statement by reference.

General

          The debt warrants, evidenced by debt warrant certificates, may be issued under the debt warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If debt warrants are offered, the related prospectus supplement will describe the designation and terms of the debt warrants, including without limitation the following:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant and the price at which such principal amount of debt securities may be purchased upon exercise;

•	the date on which the right to exercise the debt warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the debt warrants; and

•	any other terms of the debt warrants.

          Warrantholders do not have any of the rights of holders of debt securities, including the right to receive the payment of principal of, or interest on, the debt securities or to enforce any of the covenants of the debt securities or the Indenture except as otherwise provided in the Indenture.

Exercise of Debt Warrants

          Our debt warrants may be exercised by surrendering to our debt warrant agent the debt warrant certificate with the form of election to purchase on the reverse side of the debt warrant certificate properly completed and signed by the warrantholder or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the debt warrants evidenced by the certificate. Surrendered debt warrant certificates shall be accompanied by payment in full of the exercise price, as set forth in the applicable prospectus supplement. Upon the exercise of debt warrants, we will issue the debt securities in authorized denominations in accordance with the instructions of the exercising warrantholder. If less than all of the debt warrants evidenced by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining number of debt warrants.

Description of the Warrants to Purchase Common Stock or Preferred Stock

          The following statements with respect to the common stock warrants and preferred stock warrants (collectively, the stock warrants) are summaries of, and subject to, the detailed provisions of a stock warrant agreement to be entered into by us and a stock warrant agent to be selected at the time of issue, which stock warrant agreement may include or incorporate by reference standard stock warrant provisions substantially in the form of the standard stock warrant provisions incorporated into this registration statement by reference.

General

          Our stock warrants, evidenced by stock warrant certificates, may be issued under the stock warrant agreement independently or together with any securities offered by any prospectus supplement and may be attached to or separate from such securities. If stock warrants are offered, the related prospectus supplement will describe the designation and terms of the stock warrants, including without limitation the following:

•	the offering price, if any;

•	the designation and terms of our common stock or preferred stock purchasable upon exercise of the stock warrants;

•	if applicable, the date on and after which our stock warrants and the related securities will be separately transferable;

•	the number of shares of our common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which such shares may be purchased upon exercise;

•	the date on which the right to exercise the stock warrants shall commence and the date on which such right shall expire;

•	a discussion of certain United States federal income tax considerations;

•	the call provisions, if any;

•	the currency, currencies or currency units in which the offering price, if any, and exercise price are payable;

•	the antidilution provisions of the stock warrants; and

•	any other terms of the stock warrants.

          The shares of common stock or preferred stock issuable upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be fully paid and nonassessable.

Exercise of Stock Warrants

          Our stock warrants may be exercised by surrendering to our stock warrant agent the stock warrant certificate with the form of election to purchase on the reverse side of the stock warrant certificate properly completed and signed by the warrantholder, or its duly authorized agent (such signature(s) to be guaranteed by a bank or trust company, a broker or dealer which is a member of the National Association of Securities Dealers, Inc. or by a national securities exchange), indicating the warrantholder’s election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates shall be accompanied by payment of the aggregate exercise price of the stock warrants to be exercised, as set forth in the applicable prospectus supplement. Upon receipt of the stock warrant certificate by the stock warrant agent, the stock warrant agent will requisition from the transfer agent for the common stock or the preferred stock, as the case may be, for issuance and delivery to or upon the written order of the exercising warrantholder, a certificate representing the number of shares of common stock or preferred stock purchased. If less than all of the stock warrants evidenced by any stock warrant certificate are exercised, the stock warrant agent shall deliver to the exercising warrantholder a new stock warrant certificate representing the unexercised stock warrants.

Antidilution and other Provisions

          The exercise price payable and the number of shares of our common stock or preferred stock purchasable upon the exercise of each of our stock warrants and the number of our stock warrants outstanding will be subject to adjustment in certain events, including the issuance of a stock dividend to our holders of common stock or preferred stock, respectively, or a combination, subdivision or reclassification of our common stock or preferred stock, respectively. In lieu of adjusting the number of shares of our common stock or preferred stock purchasable upon exercise of each of our stock warrants, we may elect to adjust the number of our stock warrants. No adjustment in the number of shares purchasable upon exercise of the stock warrants will be required until cumulative adjustments require an adjustment of at least 1 percent. We may, at our option, reduce the exercise price at any time. No fractional shares will be issued upon exercise of stock warrants, but we will pay the cash value of any fractional shares otherwise issuable. Notwithstanding the foregoing, in case of any consolidation, merger, sale or conveyance of our property as an entirety or substantially as an entirety, the holder of each of our outstanding stock warrants shall have the right to the kind and amount of shares of stock and other securities and property, including cash, receivable by a holder of the number of shares of our common stock or preferred stock into which such stock warrants were exercisable immediately prior to any such consolidation, merger, sale or conveyance of any of our property.

No Rights as Stockholders

          Holders of our stock warrants will not be entitled, by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

          We may issue stock purchase contracts, which are contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock and the number of shares of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured, secured or prefunded on some basis to be specified in the applicable prospectus supplement.

          The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units and, if applicable, collateral or depository arrangements, relating to the stock purchase contracts or stock purchase units.

          Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

          We may sell the securities being offered under this prospectus (1) directly to purchasers, (2) through agents, (3) through underwriters or a group of underwriters or (4) through a combination of those methods of sale. The applicable prospectus supplement with respect to the securities will describe the terms of the offering of these securities and the method of distribution of these securities.

          Offers to purchase securities may be solicited directly by us or by agents designated by us from time to time. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment (ordinarily five business days or less). Agents may be entitled under agreements, which may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act.

          If an underwriter or underwriters are utilized in the sale, we will enter into an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters and the terms of the transaction will be set forth in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. The underwriters may be entitled, under the underwriting agreement, to indemnification by us against certain liabilities, including liabilities under the Securities Act.

          Any securities offered other than common stock will be a new issue of securities with no established trading market. Any underwriters to whom such securities are sold by us for public offering and sale may make a market in such securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any such securities.

          The agents and underwriters may be deemed to be underwriters and any discounts, commissions or concessions received by them from us or any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. Any such person who may be deemed to be an underwriter and any such compensation received from us will be described in the applicable prospectus supplement. Agents and underwriters may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

          The place and time of delivery for the securities that are described generally in this prospectus will be set forth in the applicable prospectus supplement.

LEGAL OPINIONS

          Certain legal matters in connection with the securities will be passed upon for us by Cravath, Swaine & Moore, Worldwide Plaza, 825 Eighth Avenue, New York, NY 10019. The legality of the securities will be passed upon for any underwriters as set forth in the prospectus supplement.

EXPERTS

          The audited financial statements and schedules incorporated by reference into this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect to the audited financial statements and schedules, and are included in this registration statement in reliance upon the authority of Arthur Andersen LLP as experts in giving said reports.

$150,000,000

Brunswick Corporation

5% Notes due 2011

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

JPMorgan
Citigroup
Goldman, Sachs & Co.
Banc of America Securities LLC

May 21, 2004